As filed with the Securities and Exchange Commission on May 22, 2023

Registration No. 333-271660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John R. Beaver

President and Chief Executive Officer

BIOLASE, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow Patrick J. Egan Hank Gracin Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000	David E. Danovitch Angela Gomes Aaron M. Schleicher Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2023

PROSPECTUS

215,000 Units

Each Unit Consisting of One Share of Series H Convertible Redeemable Preferred Stock

with a Liquidation Preference of $50.00 and

One Warrant to Purchase One-Half of One Share of Series H Convertible Redeemable Preferred Stock

Shares of Common Stock Underlying the Series H Convertible Preferred Stock

Shares of Series H Convertible Redeemable Preferred Stock Underlying the Warrants

BIOLASE, Inc.

We are offering 215,000 units (“Units”) on a firm commitment basis, with each Unit consisting of one share of our Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, with a liquidation preference of $50.00 per share (the “Series H Convertible Preferred Stock”), and one warrant (each, a “Warrant”) to purchase one-half of one (0.50) share of our Series H Convertible Preferred Stock in this offering pursuant to this prospectus, at the assumed public offering price of $26.00 per Unit. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Series H Convertible Preferred Stock and Warrants are immediately separable and will be issued separately in this offering. The Warrants offered hereby will be immediately exercisable on the date of issuance and will expire two (2) years from the date of issuance.

The assumed public offering price of $26.00 per Unit reflects the issuance of the Series H Convertible Preferred Stock with an original issue discount (“OID”) of 48%. The Series H Convertible Preferred Stock will not have voting rights, except as required by Delaware law and other limited circumstances.

Dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0% (the “Dividend Rate”). The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the closing date of this offering (the “Dividend Record Date”). PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Dividend Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $50.00 per share, by (B) the public offering price per Unit (equal to $26.00, based on the assumed public offering price set forth on the cover page of the prospectus).

The Series H Convertible Preferred Stock has a term of two (2) years and is convertible at the option of the holder at any time into shares of our common stock at an assumed fixed conversion price of $0.1745, which assumed conversion price is based on the closing price of our common stock on May 16, 2023, and is subject to adjustment. The Series H Convertible Preferred Stock is redeemable under the circumstances described under “Description of the Securities We Are Offering—Description of the Series H Convertible Preferred Stock—Redemption”.

The Series H Convertible Preferred Stock is a new issue of securities with no established trading market. We have applied to list the Series H Convertible Preferred Stock on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BIOLP”. Although no assurance can be given that our listing application will be approved, we expect trading in the Series H Convertible Preferred Stock to begin promptly after the date of this prospectus.

Our common stock is traded on The Nasdaq Capital Market under the symbol “BIOL”. On May 19, 2023, the last reported sale price for our common stock on The Nasdaq Capital Market was $0.1615 per share. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system.

Investing in our securities involves substantial risks. Please read carefully the section entitled “Risk Factors ” beginning on page 12 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our securities.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to us before expenses(2)	$	$

(1)

We will reimburse the underwriters for certain expenses. See the section of this prospectus entitled “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants.

Delivery of the securities is expected to be made on or about                 , 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunners

LAKE STREET	MAXIM GROUP LLC

The date of this prospectus is                 , 2023.

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information”.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “BIOLASE,” “Company,” “we,” “us” and “our” or similar references to refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

ii

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information included under the heading titled “Risk Factors”.

Our Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our”, “us” or “its”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is U.S. Food and Drug Administration (“FDA”) cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is an effective, safe solution for preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of March 31, 2023, we maintained approximately 266 active and 25 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal Intellectual Property coverage while minimizing annual maintenance fees. From 1998 through December 31, 2022, we have sold over 45,500 laser systems in over 80 countries around the world, and we believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser. Since 1998, we have been the global leading innovator, manufacturer, and marketer of dental laser systems.

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems, which include the Epic system, are designed to complement our Waterlase systems and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes, depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic line of diode laser systems, we sell teeth whitening gel kits. During the quarter ended March 31, 2023, the sale of lasers accounted for approximately 60% of our total sales, and consumables, accessories, and services accounted for approximately 40% of our total sales.

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our strategy is to increase awareness and demand for (i) our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite and (ii) our laser systems among patients by educating patients about the clinical benefits of the Waterlase and diode systems. An important goal of ours is to increase consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems. In the short term, we are striving for operating excellence through lean enterprise initiatives, with a specific focus on our sales strategy and cash flow management, coupled with optimizing our engineering capabilities to develop innovative new products.

We also seek to create value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to apply our proprietary laser technologies with expanded FDA-cleared indications to other medical applications in the future.

Our primary marketing message to dental practitioners focuses on the ability of our lasers to resolve dental challenges and deliver improved cash flow, which can be realized with improved patient-reported outcomes. BIOLASE Education is a leader in educating and training dental practitioners in laser dentistry. We believe that, as the community of dental practitioners that use our products expands, BIOLASE Education will continue to deliver innovative and valued educational opportunities by utilizing the latest in learning methodologies and platforms. In addition, the World Clinical Laser Institute conducts and sponsors educational programs internationally on the use of lasers in dentistry. These are intended for dental practitioners, researchers and academicians and include both seminars and hands-on training sessions. BIOLASE has also developed a “Waterlase Academy” for Endodontists, Periodontists, Pediatric specialists and general practitioners, and an Epic Diode Academy for both dental hygienists and dentists. These academies are designed to foster peer-to-peer learning on the appropriate and effective use of our products.

In 2021, we designed, developed, received FDA clearance for and began production of a laser using our proprietary Er,Cr:YSGG laser technology in partnership with EdgeEndo, a leading endodontic company. The EdgePro is a state-of-the-art microfluidic irrigation device designed to clean and disinfect root canals. The partnership with EdgeEndo is our first exclusive OEM agreement.

We had net revenues of approximately $10.5 million and $10.2 million for the three months ended March 31, 2023 and 2022, respectively, and we had net losses of approximately $5.8 million and $4.8 million for the same periods, respectively. We had total assets of approximately $41.9 million as of March 31, 2023 and $38.2 million as of December 31, 2022.

We had net revenues of $48.5 million, $39.2 million, and $22.8 million, in 2022, 2021, and 2020, respectively, and we had net losses of $28.6 million, $16.2 million, and $16.8 million for the same periods, respectively. We had total assets of $38.2 million and $55.3 million as of December 31, 2022 and 2021, respectively.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference”.

Recent Developments

On January 9, 2023, we completed an underwritten public offering (the “January 2023 Offering”), pursuant to which we issued, (i) 17,167,855 shares of our common stock and (ii) pre-funded warrants to purchase 11,403,571 shares of our common stock with an exercise price of $0.001 per share. The purchase price for one share of our common stock was $0.35, and the purchase price for one pre-funded warrant was $0.34. We received aggregate gross proceeds from the January 2023 Offering of approximately $9.9 million, before deducting fees to the underwriters and other transaction expenses payable by us. Lake Street Capital Markets, LLC acted as the representative of the underwriters in the January 2023 Offering.

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov, and on our website at www.biolase.com/sec-filings. No portion of our website is incorporated by reference into this prospectus.

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties that you should be aware of in evaluating our business. These risks include, but are not limited to, the following:

•	Management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

•

There is no public market for the Warrants in this offering, which are speculative and the holders of the Warrants will not have the rights of our Series H Convertible Preferred Stockholders until such Warrants are exercised.

•	The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.

•	There is substantial doubt about our ability to continue as a going concern due to our accumulated deficit, recurring and negative cash flow from operations

•	We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

•	We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

•	Dentists and patients have been hesitant in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

•

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

•

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

•	We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

•	Product liability claims against us could be costly and could harm our reputation.

•

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

•

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

•

Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

•	Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

•

Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

•

Stockholders could experience substantial dilution of their investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

•	Our stock price has been, and could continue to be, volatile.

•	The market price of the Series H Convertible Preferred Stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

•	The terms of our Series H Convertible Preferred Stock could prohibit us from issuing additional equity because of the significant dilutive effects on our common stock.

•	Mandatory redemption obligations may make it more difficult for a party to acquire us or discourage a party from acquiring us.

•	We may incur additional indebtedness and obligations to pay dividends on preferred stock, some of which may be senior to the rights of the Series H Convertible Preferred Stock.

•

The Series H Convertible Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.

•	Market interest rates may adversely affect the value of the Series H Convertible Preferred Stock.

•

The amount of the liquidation preference on the Series H Convertible Preferred Stock is fixed and investors in this offering that receive shares of Series H Convertible Preferred Stock will have no right to receive any greater payment.

•	There may be future sales of Series H Convertible Preferred Stock or similar securities, which may adversely affect the market price of the Series H Convertible Preferred Stock.

•	Raising additional funds through debt or equity financing could be dilutive and may cause the market price of the Series H Convertible Preferred Stock to decline.

•	The voting rights of holders of the Series H Convertible Preferred Stock are limited.

•

Dividends or other payments with respect to the Series H Convertible Preferred Stock may be subject to withholding taxes in circumstances where we are not obliged to make gross up payments, and this could result in holders receiving less than expected in such circumstances.

•	The Series H Convertible Preferred Stock has not been rated.

THE OFFERING

Units offered by us	215,000 Units, each consisting of one share of our Series H Convertible Preferred Stock and one Warrant to purchase one-half of one share (0.5) of our Series H Convertible Preferred Stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Series H Convertible Preferred Stock and Warrants are immediately separable and will be issued separately in this offering.

Series H Convertible Preferred Stock– Original Issue Discount	The assumed public offering price of $26.00 per Unit reflects the issuance of the Series H Convertible Preferred Stock with an original issue discount (“OID”) of 48% of the Stated Value ($50.00).

Series H Convertible Preferred Stock– Maturity Date	The Series H Convertible Preferred Stock matures two (2) years from the original issue date.

Series H Convertible Preferred Stock– Conversion Rights	Each share of Series H Convertible Preferred Stock is convertible at the option of the holder at any time into shares of our common stock at a fixed assumed Conversion Price of $0.1745, which Conversion Price is subject to adjustment. The assumed Conversion Price is based on the closing price of our common stock on the Nasdaq Capital Market on May 16, 2023. The Conversion Price is subject to adjustment for: (i) the payment of stock dividends or other distributions payable in common stock on the outstanding shares of our common stock, excluding the shares of common stock issuable upon the conversion of the Series H Convertible Preferred Stock; and (ii) subdivisions and combinations (including by way of a reverse stock split).

This offering also relates to the shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock.

See “Description of the Securities We Are Offering—Description of the Series H Convertible Preferred Stock—Conversion”.

Series H Convertible Preferred Stock–Mandatory Redemption	If any shares of our Series H Convertible Preferred Stock are outstanding at the end of the two (2) year term, then we shall promptly redeem all of such outstanding shares of Series H Convertible Preferred Stock on a pro rata basis among all of the holders of Series H Convertible Preferred Stock commencing on the two-year anniversary of the original issue date in cash at a price per Series H Convertible Preferred Share equal to the sum of (x) 100% of the Stated Value plus (y) all other amounts due in respect of the Series H Convertible Preferred Stock common stock.

See “Description of the Securities We Are Offering—Description of the Series H Convertible Preferred Stock—Mandatory Redemption”.

Series H Convertible Preferred Stock–Dividends	The Certificate of Designation shall provide that dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0%. The PIK dividends will be paid to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the closing date of this offering (the “Dividend Record Date”). PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Dividend Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $50.00 per share, by (B) the public offering price per Unit (equal to $26.00, based on the assumed public offering price set forth on the cover page of the prospectus).

This offering also relates to the shares of Series H Convertible Preferred Stock issuable as PIK dividends and the shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock.

See “Description of the Securities We Are Offering—Description of the Series H Convertible Preferred Stock—Dividends”.

Series H Convertible Preferred Stock– Limited Voting Rights	Holders of the Series H Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series H Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series H Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series H Convertible Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series H Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(i)	alter or change adversely the powers, preferences or rights given to the Series H Convertible Preferred Stock or alter or amend the Certificate of Designation;

(ii)	increase the number of authorized shares of Series H Convertible Preferred Stock; or

(iii)	enter into any agreement with respect to any of the foregoing

See “Description of the Securities We Are Offering—Series H Convertible Preferred Stock—Limited Voting Rights”.

Series H Convertible Preferred Stock– Liquidation Rights	In the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series H Convertible Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding-up, senior to the Series H Convertible Preferred Stock, a liquidation preference of $50.00 per share, before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series H Convertible Preferred Stock. See “Description of the Series H Convertible Preferred Stock—Liquidation Preference”.

Series H Convertible Preferred Stock–Fundamental Transactions	In the event of a Fundamental Transaction (as defined in the Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding common stock, the holders of the Series H Convertible Preferred Stock will be entitled to receive upon conversion of the Series H Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series H Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

See “Description of the Securities We Are Offering—Series H Convertible Preferred Stock—Fundamental Transactions”.

Warrants

Each Warrant will have an exercise price of $13.00 (50.0% of the public offering price per Unit) per share, be exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock, will be immediately exercisable and will expire two (2) years from the date of issuance. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the Stated Value. The terms of the warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, between us and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company, and any successor warrant agent under thereunder (collectively, the “Warrant Agent”). For more information regarding the Warrants, you should carefully read the section titled “Description of the Securities We Are Offering—Warrants” in this prospectus. You should also read the form of Warrant Agency Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Series H Convertible Preferred Stock issuable upon exercise of the Warrants.

Common Stock Outstanding Prior To Offering	27,734,142

Common Stock Anticipated After The Offering	Approximately 158,734,142 shares based on an assumed conversion price of the Series H Convertible Preferred Stock $0.1745.

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately $4.8 million (calculated based on an assumed price per Unit of $26.00 per Unit), after deducting the underwriting discount and estimated offering expenses payable by us, and assuming no exercise of Warrants. We intend to use the proceeds of this offering for working capital and for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Listing	We have applied to list the Series H Convertible Preferred Stock on the Nasdaq Stock Market LLC under the symbol “BIOLP”. No assurance can be given that our listing application will be approved. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system.

Transfer agent and Warrant agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series H Convertible Preferred Stock and the warrant agent for the Warrants will be Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A.

Risk factors	Investing in our securities involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 10 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our securities.

Form	The Series H Convertible Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).

Settlement	Delivery of the Series H Convertible Preferred Stock offered hereby will be made against payment therefor through the book-entry facilities of the DTC.

Material U.S. Federal Income Tax Consequences

For a discussion of certain U.S. federal income tax consequences of purchasing, owning and disposing of the Series H Convertible Preferred Stock and Warrants, please see the section entitled “Material U.S. Federal Income Tax Consequences.” You should consult your independent tax advisor with respect to the U.S. federal income tax consequences of owning the Series H Convertible Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any other taxing jurisdiction.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of December 31, 2022, and for the years ended December 31, 2022 and 2021, have been derived from our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023, which is incorporated by reference in this prospectus (the “Form 10-K”). The summary statements of operations data for the three months ended March 31, 2023 and 2022 and the summary balance sheet data as of March 31, 2023 were derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 11, 2023, which is incorporated by reference in this prospectus (the “Form 10-Q”).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial and statistical information included in our Form 10-K and Form 10-Q, which are incorporated by reference in this prospectus. See the section in this prospectus entitled “Incorporation of Certain Information by Reference” for more information regarding documents incorporated by reference herein. The summary consolidated financial and other data provided below does not purport to indicate results of operations as of any future date or for any future period.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2023	2022	2022	2021
	(In thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$10,467	$10,166	$48,462	$39,188
Gross profit	3,337	4,729	15,911	16,529
Loss from operations	(5,291)	(4,206)	(25,338)	(16,431)
Loss before income tax provision	(5,848)	(4,759)	(28,525)	(16,093)
Net loss attributable to common stockholders	$(5,849)	$(4,993)	$(28,851)	$(16,704)
Net loss per share attributable to common stockholders Basic and Diluted	$(0.18)	$(0.81)	$(4.16)	$(2.83)

	As of March 31, 2023	As of December 31, 2022
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$6,532	$4,181
Total assets	$41,944	$38,186
Non-current term loans, net of discount	$12,496	$13,091
Total stockholders’ equity	$8,158	$4,889

At the 2022 annual meeting of our stockholders (the “2022 Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from one-for-two (1:2) to one-for-twenty-five (1:25), with the final ratio to be determined by our Board. Immediately after the 2022 Annual Meeting, our Board approved a one-for-twenty-five (1:25) reverse stock split of the outstanding shares of our common stock (the “Reverse Stock Split”). On April 28, 2022, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (the “Amendment”) to effect the Reverse Stock Split, effective as of 11:59 p.m. on April 28, 2022. The Amendment did not change the number of authorized shares of our common stock.

Net loss per share attributable to common stockholders, basic and diluted, has been derived from our audited financial statements contained in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021 and reflects herein the shares issued based on the reverse stock split ratio discussed above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus, including the risk factors described in our Form 10-K, our Form 10-Q and any subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to This Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience future dilution as a result of future equity offerings and other issuances of our preferred stock, common stock or other securities. In addition, this offering and future equity offerings and other issuances of our preferred stock, common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our preferred stock, common stock or other securities convertible into or exchangeable for our preferred stock and/or common stock at prices that may not be the same as the price per Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit paid by the investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our preferred stock, common stock or securities convertible into common stock in future transactions may be higher or lower than the price per Unit in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of securities in this offering, the conversion of the Series H Convertible Preferred Stock into common stock and any future sales of a substantial number of shares of our preferred stock and/or common stock in the public market, or the perception that such sales may occur, could adversely affect the price of these securities. We cannot predict the effect, if any, that market sales of those shares of preferred stock and/or common stock or the availability of those shares for sale will have on the market price of these securities.

There is no public market for the Warrants.

There is no established public trading market for the Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of those securities will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our common stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire two years from its date of issuance.

Holders of the Warrants will not have rights of holders of our shares of our Series H Convertible Preferred Stock until such Warrants are exercised.

The Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Series H Convertible Preferred Stock at a fixed price. Until holders of Warrants acquire shares of our Series H Convertible Preferred Stock upon exercise of the Warrants, as applicable, holders of Warrants will have no rights with respect to our shares of Series H Convertible Preferred Stock underlying such Warrants.

After this Offering, our number of authorized shares available for issuance will not be sufficient to enable us to complete future equity transactions.

Upon conversion of all of the shares of Series H Convertible Preferred Stock issued in this Offering, including conversion of the PIK dividends shares and the shares of Series H Convertible Preferred Stock issued upon exercise of the Warrants, we will be required to issue approximately an additional 131,000,000 shares of our common stock, assuming a conversion price of $0.1745 per common share. Our Restated Certificate of Incorporation, as amended, provides that we have authority to issue 180,000,000 shares of common stock. We currently have 27,734,142 shares of common stock outstanding and have reserved an additional 11,286,797 shares of common stock for issuance upon exercise of outstanding options, RSUs and warrants. After this Offering, we estimate that we will not have a significant number of shares of common stock available for future issuances. In order to increase our authorized number of shares of common stock we will need to obtain stockholder approval. There can be no assurance that we will receive such stockholder approval or that any source of capital will be available to us on acceptable terms.

The conversion of the Series H Convertible Preferred Stock into shares of common stock would dilute the current holders of our common stock. In addition, the exercise or conversion of currently outstanding securities would further dilute holders of our common stock.

These issuance of the approximate additional 131,000,000 shares of our common stock upon conversion of all of the shares of Series H Convertible Preferred Stock issued in this Offering, including conversion of the PIK dividends shares and the shares of Series H Convertible Preferred Stock issued upon exercise of the Warrants, would dilute our stockholders’ ownership interest, which among other things would have the effect of reducing their influence on matters on which our stockholders vote.

Risks Related to the Shares of Series H Convertible Preferred Stock Offered Hereby

The market price of the Series H Convertible Preferred Stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

The market price of the Series H Convertible Preferred Stock may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of the Series H Convertible Preferred Stock;

•	changes in our financial condition or results of operations, such as in earnings, revenues or other measure of company value;

•	governmental regulation and legislation;

•	increases in prevailing interest rates;

•	trading prices of similar securities;

•	the annual yield from dividends on the Series H Convertible Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	the financial condition, performance and prospectus of us and our competitors;

•	market volatility and business operation changes brought on by pandemics, such as the COVID-19 pandemic outbreak;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.

Many of these factors are beyond our control. The stock market has historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of companies. These broad market and industry factors could reduce the market price of the Series H Convertible Preferred Stock, regardless of our actual operating performance.

The terms of our Series H Convertible Preferred Stock could prohibit us from issuing additional equity because of the significant dilutive effects on our common stock.

The Certificate of Designation shall provide that dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0%. The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the Original Issuance Date (the “Dividend Record Date”). PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Dividend Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $50.00 per share, by (B) the public offering price per Unit (equal to $26.00, based on the assumed public offering price set forth on the cover page of the prospectus).

Mandatory redemption obligations may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The mandatory redemption feature of the Series H Convertible Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series H Convertible Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that shareholders may otherwise believe is in their best interests.

We may incur additional indebtedness and obligations to pay dividends on preferred stock, some of which may be senior to the rights of the Series H Convertible Preferred Stock.

We and our subsidiaries may incur additional indebtedness and obligations to pay cumulative dividends on preferred stock, some of which may be senior to the rights of the Series H Convertible Preferred Stock. The terms of the Series H Convertible Preferred Stock do not prohibit us or our subsidiaries from incurring additional indebtedness or issuing additional series of preferred stock. Any such indebtedness will in all cases be senior to the rights of holders of Series H Convertible Preferred Stock. We may also issue additional series of preferred stock that contain dividend rights and liquidation preferences that are senior to the rights of holders of Series H Convertible Preferred Stock. Our subsidiaries may also incur indebtedness that is structurally senior to the Series H Convertible Preferred Stock, and we and our subsidiaries could incur indebtedness secured by a lien on our assets, entitling the holders of such indebtedness to be paid first from the proceeds of such assets. If we issue any additional preferred stock that ranks senior or pari passu with the Series H Convertible Preferred Stock, the holders of those shares will be entitled to a senior or ratable share with the holders of the Series H Convertible Preferred Stock in any proceeds distributed in connection with our insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to the holders of Series H Convertible Preferred Stock.

The Series H Convertible Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.

The Series H Convertible Preferred Stock is a new issue of securities and currently no market exists for the Series H Convertible Preferred Stock. We have filed an application to list the Series H Convertible Preferred Stock on the Nasdaq Capital Market; however, there can be no assurance that such application will be approved. If the application is approved and the Series H Convertible Preferred Stock is listed for trading on Nasdaq, we cannot provide any assurances about the development or sustainability of an active trading market, the liquidity of any trading market that may develop, the ability of holders to sell their Series H Convertible Preferred Stock in a timely manner or at all, or the price at which the holders might be able to sell their Series H Convertible Preferred Stock. The liquidity of any market for the Series H Convertible Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series H Convertible Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series H Convertible Preferred Stock. As a result, the ability to transfer or sell the Series H Convertible Preferred Stock and could be adversely affected.

Market interest rates may adversely affect the value of the Series H Convertible Preferred Stock.

One of the factors that continues to influence the price of the Series H Convertible Preferred Stock will be the dividend yield on the Series H Convertible Preferred Stock (as a percentage of the price of the Series H Convertible Preferred Stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of the Series H Convertible Preferred Stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividends. Accordingly, higher market interest rates could cause the market price of the Series H Convertible Preferred Stock to decrease.

The amount of the liquidation preference on the Series H Convertible Preferred Stock is fixed and investors in this offering that receive shares of Series H Convertible Preferred Stock will have no right to receive any greater payment.

The payment due upon liquidation on the Series H Convertible Preferred Stock is fixed at the liquidation preference of $50.00 per share. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. In addition, if the market price of a holder’s Series H Convertible Preferred Stock is greater than the liquidation preference, such holder will have no right to receive the market price from us upon our liquidation.

There may be future sales of Series H Convertible Preferred Stock or similar securities, which may adversely affect the market price of the Series H Convertible Preferred Stock.

Subject to the terms of the Certificate of Designations, our certificate of incorporation, as amended, and the DGCL, we are not restricted from issuing additional Series H Convertible Preferred Stock or securities similar to the Series H Convertible Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series H Convertible Preferred Stock. Holders of the Series H Convertible Preferred Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series H Convertible Preferred Stock could decline as a result of sales of Series H Convertible Preferred Stock or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series H Convertible Preferred Stock bear the risk of our future offerings reducing the market price of the Series H Convertible Preferred Stock and diluting their holdings in the Series H Convertible Preferred Stock.

Raising additional funds through debt or equity financing could be dilutive and may cause the market price of the Series H Convertible Preferred Stock to decline. We still may need to raise additional funding which may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to delay, limit, or terminate our product development efforts or other operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products and services. We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed, as a result of insufficient authorized shares or otherwise, could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

The voting rights of holders of the Series H Convertible Preferred Stock are limited and holders of Series H Convertible Preferred Stock will not have the voting rights of holders of our shares of our common stock until such shares of Series H Convertible Preferred Stock are converted into shares of our common stock.

Holders of the Series H Convertible Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders and will not have the voting rights that the holders of shares of our common stock have until the shares of Series H Convertible Preferred Stock are converted into shares of common stock. The limited voting rights of holders of the Series H Convertible Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series H Convertible Preferred Stock, as described under “Description of the Securities We Are Offering—Description of the Series H Convertible Preferred Stock—Voting Rights”.

Dividends or other payments with respect to the Series H Convertible Preferred Stock may be subject to withholding taxes in circumstances where we are not obliged to make gross up payments, and this could result in holders receiving less than expected in such circumstances.

In the event of certain changes to current tax law that require tax to be withheld from dividends or other payments on the Series H Convertible Preferred Stock, we are not required to make gross up payments in respect of such taxes. This would result in holders of Series H Convertible Preferred Stock receiving less than expected and could materially adversely affect the return on your investment.

The Series H Convertible Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series H Convertible Preferred Stock. However, one or more rating agencies may independently determine to issue such a rating or such a rating, if issued, may adversely affect the market price of the Series H Convertible Preferred Stock. In addition, we may elect in the future to obtain a rating for the Series H Convertible Preferred Stock, which could adversely affect the market price of the Series H Convertible Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series H Convertible Preferred Stock.

Risks Related to Our Business and Operations

Due to our accumulated deficit, recurring and negative cash flow from operations for the year ended December 31, 2022 and the three months ended March 31, 2023, there is substantial doubt about our ability to continue as a going concern.

Our audited consolidated financial statements for the year ended December 31, 2022 and the unaudited consolidated financial statements for the three quarters ended March 31, 2023 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional capital, and the uncertainties surrounding our ability to raise such capital raise substantial doubt about our ability to continue as a going concern. For us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must sell our products directly to end-users and through distributors, establish profitable operations through increased sales, decrease expenses, generate cash from operations or raise additional funds when needed. Our goal is to improve our financial condition and ultimately improve our financial results by increasing revenues through expanding awareness of the benefits of our dental lasers among dental specialists and general practitioners and reducing expenses. However, if we are unable to do so on a timely basis, we will be required to seek additional capital. In that event, we would seek additional funds through various financing sources, including the sale of our equity and debt securities, however, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If we are unable to raise additional capital, increase sales or reduce expenses, we will be unable to continue to fund our operations, develop our products, realize value from our assets, and discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our common stock.

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. During 2020, the spread of the novel coronavirus led to disruption and volatility in the global capital markets. If such disruption and volatility recurs, there could be an increase to our cost of capital and an adverse effect on our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. The ability of our salespeople to call on dental customers during these closures was greatly limited. In addition, most dental shows and workshops scheduled in 2020 were canceled, and many were moved to virtual gatherings in 2021.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of approximately $302.0 million as of March 31, 2023 and an accumulated deficit of approximately $296.2 million as of December 31, 2022. We recorded net losses of approximately $5.8 million for the three months ended March 31, 2023 and net losses of approximately $28.6 million, $16.2 million and $16.8 million, for the years ended December 31, 2022, 2021, and 2020, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continued economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition and results of operations. Also, the imposition of economic sanctions on Russia as a result of the conflict in Ukraine could prevent us from performing existing contracts and pursuing new growth opportunities, which could adversely affect our business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

As of the date of this offering, we do not have cash on hand to fund our proposed plan of operations over the next 12 months. In order to continue our proposed operations beyond that date, we will need to either achieve a significant level of continuing cash flow from operations or raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

If we are unable to achieve and sustain an adequate level of profitability or obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the three months ended March 31, 2023 and March 31, 2022, revenue from distributors outside of the U.S. accounted for approximately 35% and 31% of our total net revenue, respectively. For the two fiscal years ended December 31, 2022 and 2021, revenue from distributors outside of the U.S. accounted for approximately 30% and 35% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Dentists and patients have been hesitant in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

Our ability to use net operating loss carryforwards could be limited.

Our ability to use our federal and state NOL carryforwards to offset potential future taxable income is dependent upon our generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether we will generate sufficient taxable income to use all our NOL carryforwards. As of December 31, 2022, we had U.S. federal net operating loss carryforwards of $87.6 million. Of the total U.S. federal net operating loss carryforwards as of December 31, 2022, $11.9 million is subject to a 20 year carryover period which will be fully expired by 2038. Losses generated beginning in 2018 will carryover indefinitely. We had state net operating loss carryforwards of $50.3 million as of December 31, 2022. Our net operating loss carryforwards are subject to review and possible adjustment by the taxing authorities. There are no tax examinations currently in progress.

In the future, our ability to utilize our net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, may be significantly limited due to changes in ownership. These changes in ownership can limit the amount of these tax benefits that can be utilized each year to offset future taxable income.

In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets as of December 31, 2022, the net effect of any further limitation will have no impact on results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can begin to expand the commercial manufacture of our products, we must ensure that any such expansion of our manufacturing facilities, processes, and quality systems, and the manufacture of our laser systems, will comply with FDA regulations governing facility compliance, quality control, and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining, and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers, and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition, and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or to comply with Quality System Regulation, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance, such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality, and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

We have significant international sales and are subject to risks associated with operating internationally.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the three months ended March 31, 2023 and March 31, 2022, international sales accounted for approximately 35% and 31% of our total net revenue, respectively. For the two fiscal years ended December 31, 2022 and 2021, international sales accounted for approximately 30% and 35% of our net revenue, respectively. Political, economic and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in 2022 and 2021.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

Security breaches of our information technology systems could harm our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We rely on information systems in our business to obtain, rapidly process, analyze and manage data. Any failure by us or our third-party service providers to prevent or mitigate security breaches and improper access to or disclosure of our data could lead to a material disruption of our information systems and loss of business information. In addition, computer malware, viruses, software vulnerabilities, social engineering (predominantly spear phishing attacks), ransomware and general hacking have become more prevalent in the business environment, have occurred on our systems in the past, and may occur on our systems in the future. Such an attack could result in, among other things: the theft, destruction, loss, unavailability, misappropriation or release of confidential data and intellectual property; operational or business delays; cyber extortion; liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate information system weaknesses, each of which would disrupt our daily business operations. Further, such an attack would expose us to a risk of loss, regulatory investigations, or litigation and possible liability, including under laws that protect the privacy of personal information.

In December 2021, we experienced a cybersecurity attack that caused a brief network disruption and impacted certain systems. We have taken actions to strengthen our existing systems and implement additional prevention measures, but there is no assurance that such actions will be effective.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average, due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our manufacturing operations are located at our facility in Corona, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Corona, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified personnel in the future. Competition for senior management, engineers, marketing and sales personnel and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Failure to meet covenants in the credit agreements with our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018, as amended from time to time, between BIOLASE, Inc. and SWK Funding LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, and, if we fall below those levels, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control.

If we fail to comply with the covenants contained in the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the Credit Agreement, which would permit or, in certain events, require SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and BIOLASE’s obligation to make debt payments under the Credit Agreement may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

•

requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition, and results of operations.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of NASDAQ expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition, and results of operations.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Risks Related to Our Regulatory Environment

Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to extensive government regulation, both in the United States and globally in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, marketing, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance and approval process is expensive, time-consuming and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such clearances or approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or Premarket Approval (“PMA”) is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have the CE Mark, indicating conformance with European Union laws and regulations before it can be marketed in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business and operations. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Biden and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations and financial condition could suffer.

Additionally, we may be subject to the Excise Tax (as defined below) included in the Inflation Reduction Act (“IRA”) enacted in August 2022 in connection with redemptions of our common stock or Series H Convertible Preferred Stock after December 31, 2022. In particular, an excise tax is imposed on “covered corporations” (generally, publicly-traded domestic corporations) equal to 1% of the fair market value of certain stock repurchased after December 31, 2022 (the “Excise Tax”). It is likely that the Excise Tax will generally apply to any redemptions of shares our Series H Convertible Preferred Stock or common stock after December 31, 2022. The Excise Tax base is reduced by the fair market value of any issuances of the covered corporation’s stock during its taxable year. The fair market value of any of shares our Series H Convertible Preferred Stock or common stock that are redeemed may exceed the fair market value of any of our stock issued during the same taxable year. Consequently, the Excise Tax may reduce the amount of cash we have available to shareholders.

We could be subject to, or otherwise affected by, federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. If our past or present operations are found to be in violation of governmental laws or regulations to which we or our customers are subject, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages, and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. This could harm our ability to operate our business and our financial results. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation and cause a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

Changes to the reimbursement rates for procedures performed using our products and measures to reduce healthcare costs may adversely impact our business.

Dentists and other health care providers that purchase and use our products may rely on third-party payers, including Medicare, Medicaid, and private payers to cover and reimburse all or part of the cost of the procedures performed using our products. As a result, coverage and reimbursement of the procedures using our products is dependent in part on the policies of these payers. There is a significant trend in the healthcare industry by public and private payers to contain or reduce their costs, including by taking the following steps, among others: decreasing the portion of costs payers will cover, ceasing to provide full payment for certain products or procedures depending on outcomes, or not covering certain products or procedures at all. If payers implement any of the foregoing with respect to our procedures performed using our products, it would have an adverse impact on our revenue and results of operations.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Any reduction in reimbursement rates for dental procedures using our products may adversely affect our customers’ businesses and cause them to enact cost reduction measures, which could result in reduced demand for our product or additional pricing pressures.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $23,011 for each violation. Individuals, including officers, directors, stockholders, and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $23,011, per violation.

Also, under the alternative fines provision of the FCPA an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from a violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly additional procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our marketed products may be used by healthcare practitioners for indications that are not cleared or approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the United States Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising, promotional materials and training methods and materials may not promote or encourage unapproved uses. Note, however, that the FDA does not generally restrict healthcare providers from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions, or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including errors in labeling or other safety issues. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties, or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our devices could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Stock

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

On January 11, 2023, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying us that, for the last 30 consecutive business days, ending on January 10, 2023, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq rules, we have been provided an initial period of 180 calendar days, or until July 10, 2023 (the “Compliance Date”), to regain compliance with the Bid Price Rule. If, at any time before the Compliance Date, the bid price for our common stock closes at $1.00 or more for a minimum of 10 consecutive business days, the Staff will provide us with written notification that we have regained compliance with the Bid Price Rule. If we do not regain compliance with the Bid Price Rule by the Compliance Date, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would need to provide written notice of our intention to cure the deficiency during the additional compliance period, by effecting a reverse stock split, if necessary, provided that it meets the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement. If we do not regain compliance with the Bid Price Rule by the Compliance Date and are not eligible for an additional compliance period at that time, the Staff will provide us with written notification that our common stock may be delisted. At that time, we may appeal the Staff’s delisting determination to a NASDAQ Listing Qualifications Panel. We intend to monitor the closing bid price of our common stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule.

If we cannot regain compliance with the Bid Price Rule our common stock will be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our common stock and would adversely affect the value of our common stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. During the 12 months ended May 19, 2023, the market price of our common stock has ranged from a high of $5.5325 per share to a low of $0.1615 per share. Stockholders may not be able to resell their shares at or above the price they paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include, but are not limited to, the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Stockholders could experience substantial dilution of their investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

As of the date of this offering, management is evaluating all options to conserve cash and to obtain additional debt or equity financing and/or enter into a collaborative arrangement or sale of assets, to permit the Company to continue operations. Moreover, we may choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional funds through the future sale of equity or convertible securities, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per Unit paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, stockholders could experience substantial dilution of their investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of March 31, 2023, an aggregate of 1.0 million shares of common stock were reserved for issuance under our equity incentive plans, approximately 52,000 of which were subject to options outstanding, 431,000 of which were subject to restricted stock units outstanding or expected to be issued as of that date, 32,000 Stock Appreciation Rights outstanding and 433,000 phantom restricted stock units outstanding or expected to be issued as of that date. In addition, as of March 31, 2023, approximately 12.1 million shares of our common stock were subject to warrants at a weighted-average exercise price of $1.15 per share. In June 2022, 726,660 pre-funded warrants, and 1,405,405 warrants were issued and in January 2023 an additional 11,403,571 pre-funded warrants were issued. All pre-funded warrants issued in 2022 were fully exercised as of December 31, 2022. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing stockholders could experience dilution. We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

Because we do not intend to pay cash dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our Series H Convertible Preferred Stock and common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate herein by reference contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management’s expectations. Such forward-looking statements include statements, predictions or expectations regarding market opportunities, our plans for future products and services and enhancements of existing products and services, future market growth and our anticipated growth strategies, future demand for improved dental care and dental laser equipment, expansion of our international operations, compliance with laws and regulatory requirements, the impact of cost-saving measures and future decreases in expenses, statements regarding the effects of seasonality on revenue, anticipated cash needs, capital requirements and capital expenditures, needs for additional financing, anticipated use of proceeds from debt or equity financing, use of working capital, plans to explore potential collaborations, potential acquisitions of products and technologies, effects of engineering and development efforts, plans to expand our field sales force, the development of distributor relationships, our ability to attract customers, the adequacy of our facilities, products and solutions from competitors, our ability to maintain product quality standards, protection of patents and other technology, the ability of third-party payers to pay for costs of our products, limitations on capital expenditures, critical accounting policies and the impact of recent accounting pronouncements, recording tax benefits or other financial items in the future, plans, strategies, expectations or objectives of management for future operations, our financial condition or prospects and any other statement that is not historical fact. Forward-looking statements are identified by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology.

Forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information available to management as of the date on which such forward-looking statement was made, all of which are subject to change. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those stated or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	substantial doubt about our ability to continue as a going concern;

•	the effects of the COVID-19 pandemic and the actions taken to contain it;

•	losses that we have experienced for each of the past three years;

•	global economic uncertainty and volatility in financial markets;

•	inability to raise additional capital on terms acceptable to us;

•	our relationships with, and the efforts of, third-party distributors;

•	failure in our efforts to train dental practitioners or to overcome the hesitation of dentists and patients to adopt laser technologies;

•	inconsistencies between future data and our clinical results;

•	competition from other companies, including those with greater resources;

•	our inability to successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others;

•	the inability of our customers to obtain third-party reimbursement for their use of our products; limitations on our ability to use net operating loss carryforwards;

•	problems in manufacturing our products;

•	warranty obligations if our products are defective;

•	adverse publicity regarding our technology or products;

•	adverse events to our patients during the use of our products, regardless of whether caused by our products;

•	issues with our suppliers, including the failure of our suppliers to supply us with a sufficient amount or adequate quality of materials;

•	rapidly changing standards and competing technologies;

•	our inability to effectively manage and implement our growth strategies;

•	risks associated with operating in international markets, including potential liabilities under the Foreign Corrupt Practices Act;

•	breaches of our information technology systems;

•	seasonality;

•	litigation, including the failure of our insurance policies to cover certain expenses relating to litigation and our inability to reach a final settlement related to certain litigation;

•	disruptions to our operations at our primary manufacturing facility;

•	loss of our key management personnel or our inability to attract or retain qualified personnel;

•

risks and uncertainties relating to acquisitions, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities;

•

failure to meet covenants in the Credit Agreement, dated as of November 9, 2018, (as amended from time to time, the “Credit Agreement”), by and between BIOLASE and SWK Funding, LLC and related risks of foreclosure triggered by an event of default under the Credit Agreement;

•	interest rate risk, which could result in higher expense in the event of interest rate increases;

•	obligations to make debt payments under the Credit Agreement;

•	risks of foreclosure triggered by an event of default under the Credit Agreement;

•	failure to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or maintain adequate internal control over financial reporting;

•	climate change initiatives;

•	failure of our intellectual property rights to adequately protect our technologies and potential third-party claims that our products infringe their intellectual property rights;

•	changes in government regulation or the inability to obtain or maintain necessary governmental approvals;

•	our failure to comply with existing or new laws and regulations, including fraud and abuse and health information privacy and securities laws;

•	changes in the regulatory requirements of the Food and Drug Administration (“FDA”) applicable to laser products, dental devices or both;

•	recall or other regulatory action concerning our products after receiving FDA clearance or approval;

•	our failure to comply or regain compliance with the continued listing requirements of the NASDAQ Capital Market; and

•	risks relating to ownership of our common stock, including high volatility and dilution.

Further information about factors that could materially affect the Company, including our results of operations, financial condition and stock price, is contained under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information, changes to future results over time or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering will be approximately $4.8 million (calculated based on an assumed public offering price per Unit of $26.00), after deducting the underwriting discount and estimated offering expenses payable by us. This estimate excludes the proceeds, if any, from the exercise of the Warrants sold in the offering. If all of the Warrants sold in the offering were exercised, we would receive additional net proceeds of approximately $2.8 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

A $1.00 increase or decrease in the assumed public offering price of $26.00 per Unit would increase or decrease the proceeds from this offering by approximately $201,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Similarly, each increase or decrease of 21,500 Units offered would increase or decrease our proceeds by approximately $522,000, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

We intend to use the proceeds of this offering for working capital and for general corporate purposes.

We may temporarily invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2023:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of 215,000 Units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom, assuming no exercise of the Warrants.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, incorporated herein by reference.

	As of March 31, 2023
	Actual (unaudited)	As Adjusted
	(in thousands except per share data)
Cash and cash equivalents	$6,532	$11,329

Debt, including current portion:
Loans	$14,800	$14,800
Discount and debt issuance costs on term loan	(904)	(904)

Total long term debt, net	13,896	13,896

Series H Convertible Redeemable Preferred Stock, par value $0.001 per share; 450 authorized, 0 shares issued and outstanding, actual and 215 shares issued and outstanding, as adjusted	—	215

Stockholders’ equity:
Common stock, par value $0.001 per share; 180,000 shares authorized, 26,329 shares issued and 26,327 shares outstanding, actual and as adjusted	26	26
Additional paid-in capital	310,802	310,802
Accumulated other comprehensive loss	(653)	(653)
Accumulated deficit	(302,017)	(302,017)

Total stockholders’ equity	8,158	8,158

Total capitalization	$22,054	$22,269

A $1.00 increase or decrease in the assumed public offering price of $26.00 per Unit would increase or decrease the proceeds from this offering by approximately $201,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Similarly, each increase or decrease of 21,500 Units offered would increase or decrease our proceeds by approximately $522,000, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering Units in this offering at the assumed public offering price of $26.00 per Unit. Each Unit consists of one share of our Series H Convertible Preferred Stock and a Warrant to purchase one-half of one (0.5) share of our Series H Convertible Preferred Stock at an exercise price equal to $13.00, which is 50.0% of the public offering price of the Units. Our Units will not be certificated and the shares of our Series H Convertible Preferred Stock and Warrants consisting of such Units are immediately separable and will be issued separately in this offering. We are also registering the shares of Series H Convertible Preferred Stock issuable upon exercise of the Warrants and the shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock. These securities are being issued pursuant to an underwriting agreement between us and the underwriters. You should review the underwriting agreement, the form of warrant, and the Warrant Agency Agreement, each of which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Units, the Series H Convertible Preferred Stock and the Warrants.

Series H Convertible Preferred Stock

The following describes the material terms of the Series H Convertible Preferred Stock. This is not a complete description and is subject to, and entirely qualified by reference to applicable provisions of our Certificate of Incorporation, Bylaws and the Certificate of Designation establishing the Series H Convertible Preferred Stock, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of Delaware law.

Pursuant to our Certificate of Incorporation, we are authorized to issue 1,000,000 shares of our preferred stock, par value $0.001 per share. As of the date of this prospectus, there are no shares of our preferred stock issued or outstanding. In connection with this offering, our board of directors will designate 450,000 of these shares of preferred stock as the “Series H Convertible Redeemable Preferred Stock”, pursuant to a Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designation”) that sets forth the terms of such Series H Convertible Preferred Stock, with a liquidation preference of $50.00 per share. Upon completion of this offering, our only outstanding shares of preferred stock will be our Series H Convertible Preferred Stock.

In addition, subject to the limitations described herein, we may issue additional preferred stock from time to time in one or more series, each with such designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, as the Board (or a duly authorized committee of the Board) may determine prior to the time of such issuance.

Listing

We have applied to list the Series H Convertible Preferred Stock on the Nasdaq Capital Market under the symbol “BIOLP”. No assurance can be given that our listing application will be approved.

Transfer Agent and Register

The transfer agent and register for the Series H Convertible Preferred Stock will be Computershare Trust Company, N.A. (the “Transfer Agent”). The Transfer Agent’s address is 250 Royall Street, Canton, Massachusetts 02021. The Series H Convertible Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company. See “—Book–Entry Procedures” below.

Maturity

The Series H Convertible Preferred Stock matures two (2) years from the original issue date.

Ranking and Liquidation Preference

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the common stock, holders of the Series H Convertible Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 100% of the aggregate Stated Value of $50.00 per share (the “Stated Value”) of all shares of Series H Convertible Preferred Stock held by such holder, and any other fees then due and owing thereon under the Certificate of Designation, and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividends

The Certificate of Designation shall provide that dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0% (the “Dividend Rate”). The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred of record at the close of business on the one-year anniversary of the Original Issuance Date (the “Dividend Record Date”). PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Dividend Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $50.00 per share, by (B) the public offering price per Unit (equal to $26.00, based on the assumed public offering price set forth on the cover page of the prospectus).

Conversion

The Series H Convertible Preferred Stock is convertible at any time at the option of the holder. Except as provided below, the Series H Convertible Preferred Stock is not convertible into or exchangeable for any other securities or property.

Conversion at Option of Holder

Each share of Series H Convertible Preferred Stock is convertible into shares of our common stock at an assumed conversion price of $0.1745 per share of our common stock (the “Conversion Price”), which Conversion Price is subject to adjustment and is based on the closing price of our common stock on May 16, 2023.

Holders shall effect conversions of the Series H Convertible Preferred Stock by providing us a conversion notice (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series H Convertible Preferred Stock then held by the holder and the number of such shares which the holder is converting. To effect conversions of shares of Series H Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series H Convertible Preferred Stock to us unless all of the shares of Series H Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series H Convertible Preferred Stock promptly following the conversion date at issue. Shares of Series H Convertible Preferred Stock converted into our shares of common stock shall be canceled and shall not be reissued.

If, at any time while the Series H Convertible Preferred Stock is outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock or any other Common Stock Equivalents (as defined in the Certificate of Designation) (which, for avoidance of doubt, shall not include any shares of common stock issued by us upon conversion of the Series H Convertible Preferred Stock, or payment of a dividend on the Series H Convertible Preferred Stock) with respect to the then outstanding shares of common stock; (B) subdivide outstanding shares of common stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the common stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event (excluding any treasury shares). Any adjustment made as a result of the Anti-Dilution Provisions shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of the Anti-Dilution Provisions, the number of shares of common stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of common stock (excluding any treasury shares) issued and outstanding. Whenever the Conversion Price is adjusted pursuant to any Anti-Dilution Provision, we will promptly deliver to each holder of Series H Convertible Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series H Convertible Preferred Stock.

Obligations Absolute

Subject to holder’s right to rescind a notice of conversion, our obligation to issue and deliver the shares of common stock upon conversion of Series H Convertible Preferred Stock in accordance with its terms are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to us or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit our obligation to such holder in connection with the issuance of such shares of common stock. If we fail to deliver to a holder shares of common stock upon conversion by the Share Delivery Date (as defined in the Certificate of Designation) applicable to such conversion, we shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series H Convertible Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $200 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion

If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) the shares of Series H Convertible Preferred Stock equal to the number of shares of Series H Convertible Preferred Stock submitted for conversion or deliver to the holder the number of shares of common stock that would have been issued if we had timely complied with our delivery requirements. For example, if a holder purchases shares of common stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series H Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, we would be required to pay such holder $1,000. The holder shall provide us written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by us. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect our failure to timely deliver certificates representing shares of common stock upon conversion of the shares of Series H Convertible Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series H Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements under the section entitled “Delivery of Certificate or Electronic Issuance Upon Conversion.”

Reservation of Shares Issuable Upon Conversion

We have agreed that we will at all times reserve and keep available out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series H Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series H Convertible Preferred Stock, not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of all outstanding shares of Series H Convertible Preferred Stock. We have further agreed that all shares of common stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

Beneficial Ownership Limitation

Notwithstanding anything herein to the contrary, we shall not effect any conversion of the Series H Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series H Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of common stock which are issuable upon (i) conversion of the remaining, unconverted Series H Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series H Convertible Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether the Series H Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series H Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series H Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series H Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to us each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this section and we shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of common stock, a Holder may rely on the number of outstanding shares of common stock as stated in the most recent of the following: (i) our most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by us or (iii) a more recent written notice by us or the Transfer Agent setting forth the number of shares of common stock outstanding. Upon the written or oral request (which may be via email) of a Holder, we within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of our securities, including the Series H Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of common stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series H Convertible Preferred Stock, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series H Convertible Preferred Stock held by the applicable Holder. A Holder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation provisions of this section applicable to its Series H Convertible Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of this Series H Convertible Preferred Stock held by the Holder and the provisions of this section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by us or the Holder and upon issuance of the Series H Convertible Preferred Stock by us, and the purchase thereof by the Holder, each of us and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series H Convertible Preferred Stock.

Exchange Cap

We shall not issue any shares of common stock upon conversion of any Series H Convertible Preferred Stock or otherwise pursuant to the terms of the Certificate of Designation if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion of the Series H Convertible Preferred Stock or otherwise pursuant to the terms of the Certificate of Designation without breaching the our obligations under the rules or regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that we (A) obtain the approval of our stockholders as required by the applicable rules of the Principal Market for issuances of shares of common stock in excess of such amount, (B) obtain a written opinion from outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the outstanding shares of the Series H Convertible Preferred Stock or (C) issue the Series H Convertible Preferred Stock through an effective registration statement in connection with a public offering in accordance with the rules and regulations of the Trading Market. Until such approval or such written opinion is obtained, or unless such effective registration statement is available, no Holder shall be issued in the aggregate, upon conversion of any Series H Convertible Preferred Stock or otherwise pursuant to the terms of the Certificate of Designation, shares of common stock in an amount greater than the product of (i) the Exchange Cap as of the Original Issue Date multiplied by (ii) the quotient of (1) the aggregate original Stated Value of the Series H Convertible Preferred Stock issued to such Holder divided by (2) the aggregate original Stated Value of the Preferred Stock issued to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Series H Convertible Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Series H Convertible Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a Holder’s Series H Convertible Preferred Stock, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of common stock actually issued to such Holder upon such Holder’s conversion in full of such Series H Convertible Preferred Stock shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series H Convertible Preferred Stock on a pro rata basis in proportion to the shares of common stock underlying the Series H Convertible Preferred Stock then held by each such Holder of Series H Convertible Preferred Stock.

Subsequent Rights Offerings

In addition to any Anti-Dilution Adjustments described above, if at any time we grant, issue or sell any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of common stock or any class thereof (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of common stock acquirable upon complete conversion of such Holder’s Series H Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Pro Rata Distributions. During such time as the Series H Convertible Preferred Stock is outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) ( a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series H Convertible Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of our common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Fundamental Transactions

In the event of a Fundamental Transaction (as defined in the Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding common stock, the holders of the Series H Convertible Preferred Stock will be entitled to receive upon conversion of the Series H Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series H Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

Mandatory Redemption

If any shares of Series H Convertible Preferred Stock are outstanding at the end of the two (2) year term, then we shall promptly redeem all of such outstanding shares of Series H Convertible Preferred Stock on a pro rata basis among all of the Holders of Series H Convertible Preferred Stock commencing on the two-year anniversary of the original issue date in cash at a price per Series H Convertible Preferred Share equal to the sum of (x) 100% of the Stated Value plus (y) all other amounts due in respect of the Series H Convertible Preferred Stock (if any).

Limited Voting Rights

Holders of the Series H Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series H Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series H Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series H Convertible Preferred Stock remain outstanding, the Company will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series H Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(iv)	alter or change adversely the powers, preferences or rights given to the Series H Convertible Preferred Stock or alter or amend the Certificate of Designation;
(v)	increase the number of authorized shares of Series H Convertible Preferred Stock; or
(vi)	enter into any agreement with respect to any of the foregoing

The rules and procedures for calling and conducting any meeting of the holders of the Series H Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series H Convertible Preferred Stock may be listed or traded at the time.

Holders of the Series H Convertible Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series H Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of the Company’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series H Convertible Preferred Stock, except as described above.

No Preemptive Rights

No holders of the Series H Convertible Preferred Stock will, as holders of Series H Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the common stock or any other security.

Exclusion of Other Rights

The shares of the Series H Convertible Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Certificate of Designation or in our Certificate of Incorporation.

Registration; Transfer

Pursuant to the terms of the Certificate of Designation, the Company is obligated to maintain an effective registration statement covering: (a) the issuance of shares of common stock issuable upon conversion of the

Series H Convertible Preferred Stock and (b) the issuance of additional shares of Series H Convertible Preferred Stock pursuant to our obligation to pay PIK dividends, in each case, until such time as no Series H Convertible Preferred Stock (and no Warrants exercisable for shares of Series H Convertible Preferred Stock) remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series H Convertible Preferred Stock and the shares of common stock issuable upon conversion of such shares of Series H Convertible Preferred Stock.

Book-Entry Procedures

DTC will act as securities depositary for the Series H Convertible Preferred Stock offered hereunder. With respect to the Series H Convertible Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC or DTC’s nominee. These certificates will represent the total aggregate number of shares of Series H Convertible Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series H Convertible Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series H Convertible Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series H Convertible Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series H Convertible Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agent, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series H Convertible Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series H Convertible Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series H Convertible Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series H Convertible Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series H Convertible Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series H Convertible Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series H Convertible Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the Certificate of Designation designating the Series H Convertible Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series H Convertible Preferred Stock will be sent to DTC or its nominee. If less than all of the outstanding shares of Series H Convertible Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series H Convertible Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor its nominee will consent or vote with respect to the shares of Series H Convertible Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those Direct Participants whose accounts the shares of Series H Convertible Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series H Convertible Preferred Stock are made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series H Convertible Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series H Convertible Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series H Convertible Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series H Convertible Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series H Convertible Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series H Convertible Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series H Convertible Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant Agency Agreement between us and the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in form of Warrant Agency Agreement, including the annexes thereto, and the form of Warrant.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is two (2) years after their original issuance. Each Warrant is exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Series H Convertible Preferred Stock purchased upon such exercise. The Warrants will not include a cashless exercise feature. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the Stated Value. If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, (other than certain specified failures ) and the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the Series H Convertible Preferred Stock which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Series H Convertible Preferred Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Series H Convertible Preferred Stock that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Warrant and equivalent number of shares of Series H Convertible Preferred Stock for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of Series H Convertible Preferred Stock that would have been issued had we timely complied with its exercise and delivery obligations hereunder.

Exercise Price. The exercise price per whole share of our Series H Convertible Preferred Stock purchasable upon exercise of the Warrants is $13.00 per share, which is 50.0% of the public offering price per Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Series H Convertible Preferred Stock.

Adjustments. If, at any time while the Warrants are outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Series H Convertible Preferred Stock (which, for avoidance of doubt, shall not include any shares of Series H Convertible Preferred Stock issued by us upon exercise of the Warrants and shall not include any of the PIK dividends to be paid to holders of shares of Series H Convertible Preferred Stock); (B) subdivide outstanding shares of Series H Convertible Preferred Stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of Series H Convertible Preferred Stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the

Series H Convertible Preferred Stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the number of shares issuable upon exercise of the Warrants shall be proportionately adjusted such that the aggregate Exercise Price of the Warrants shall remain unchanged.

Subsequent Rights Offerings. In addition to any adjustments pursuant to the paragraph above, if at any time that a Warrant is outstanding we grant, issue or sell any Preferred Stock Equivalents (as defined in the Warrant) or rights to purchase shares, warrants, securities or other property pro rata to all of the record holders of the Series H Preferred Stock (the “Purchase Rights”), then the Holder or the Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Series H Convertible Preferred Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Series H Convertible Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Pro Rata Distributions. During such time as a Warrant is outstanding, if we shall declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of Series H Convertible Preferred Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, share or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (except to the extent an adjustment was already made pursuant to the second preceding paragraph ) (a “Distribution”), at any time after the issuance of the Warrants, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Series H Convertible Preferred Stock acquirable upon complete exercise of the Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Series H Convertible Preferred Stock are to be determined for the participation in such Distribution. Any Distribution or Distributions to be paid to any holder of shares of Series H Convertible Preferred Stock arising as a result of our obligation to issue PIK dividends on the Series H Preferred Stock pursuant to the Certificate of Designation, shall be held in trust for the benefit of such holder of shares of Series H Convertible Preferred Stock holding the Warrant at the time of exercise of the Warrant, and paid to such holder only upon such exercise.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Warrants will be limited.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a Warrant Agency Agreement between us and the Warrant Agent, Computershare Inc. and its affiliate, Computershare Trust Company, N.A. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a “fundamental transaction,” as defined in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Registration; Transfer. Pursuant to the terms of the Warrants, we are obligated to maintain an effective registration statement covering the issuance of the shares of Series H Convertible Preferred Stock upon exercise of the Warrants until such time as no Warrants remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series H Convertible Preferred Stock and the shares of common stock issuable upon conversion of such shares of Series H Convertible Preferred Stock.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the Warrant Agency Agreement are governed by New York law.

Common Stock

The material terms of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Eighth Amended and Restated Bylaws (our “Bylaws”) are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of May 12, 2023, there were 31,303,667 shares of our common stock issued and 31,301,864 shares outstanding, held by approximately 48 stockholders of record. In addition, as of May 12, 2023, 6,143,817 shares were subject to outstanding warrants to purchase shares of our common stock, 55,533 shares were subject to outstanding options to purchase shares of our common stock, 23,923 shares were subject to outstanding stock appreciation rights, 514,939 shares were subject to settlement of unvested or unreleased restricted stock units and 403,015 shares were subject to outstanding phantom restricted stock units. As of May 12, 2023, no shares of our preferred stock were issued or outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the BIOLASE board of directors (our “Board”) may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Dividend Rights. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our common stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights. Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Liquidation Rights. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Standstill Agreements. Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the

Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our common stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our common stock and (ii) not to sell, transfer or otherwise convey shares of our common stock (or warrants or other rights to acquire shares of our common stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our common stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of up to 1,000,000 shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Warrants

As of May 12, 2023, 6,143,817 shares of our common stock were subject to outstanding warrants to purchase shares of our common stock.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three-year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying the Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Charter and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board or our stockholders.

Forum Selection

Unless the Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware.

Stock Exchange Listing

Our common stock trades on the Nasdaq Capital Market under the symbol “BIOL”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership, disposition and conversion of the Series H Convertible Preferred Stock and the ownership and disposition of our common stock received upon conversion of the Series H Convertible Preferred Stock as well as the purchase, ownership, disposition and exercise of the Warrants. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these summary statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of Series H Convertible Preferred Stock, nor any tax consequences arising under U.S. federal estate or gift tax laws or under the laws of any state, locality or foreign jurisdiction. This summary also does not address the Medicare tax on certain investment income or the tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, qualified foreign pension funds, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, dealers in securities or currency, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” common trust funds, certain trusts, hybrid entities, U.S. holders whose “functional currency” is not the U.S. dollar, foreign governments or international organizations and persons that will hold our Series H Convertible Preferred Stock or common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction.

This summary is limited to taxpayers who will hold our Series H Convertible Preferred Stock and our common stock received upon conversion of our Series H Convertible Preferred Stock as “capital assets” (generally, property held for investment). We cannot assure you that a change in the law will not significantly alter the tax consequences that we describe in this discussion.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series H Convertible Preferred Stock or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships (including entities and arrangements treated as partnerships for U.S. federal income tax purposes) that hold our Series H Convertible Preferred Stock and partners in such partnerships to consult their tax advisors.

Tax reform legislation informally known as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted in the United States on December 22, 2017. The Tax Act makes major changes to the Code, including a number of provisions that may affect the taxation of holders. Legislative, regulatory, or administrative changes could be enacted or promulgated at any time, either prospectively or with retroactive effect, and may adversely affect the Company and/or its shareholders.

The discussion in this summary is addressed to a holder of our Units, Warrants, Series H Convertible Preferred Stock or common stock received in respect thereof that is a U.S. holder or non-U.S. holder for U.S. federal income tax purposes. You are a “U.S. holder” if you are a beneficial owner of Series H Convertible Preferred Stock or common stock and you are, for U.S. federal income tax purposes:

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An individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial holder of our Units, Warrants, Series H Convertible Preferred Stock or common stock received in respect thereof who or that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

We urge each prospective investor to consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences, including the implications of the Tax Act, of the purchase, ownership, conversion and disposition of our Units, Series H Convertible Preferred Stock and of the ownership and disposition of our common stock received upon conversion of the Series H Convertible Preferred Stock as well as the purchase, ownership, disposition, and exercise of the Warrants.

General Treatment of Units

There is no authority directly addressing the treatment, for U.S. federal income tax purposes, of instruments with terms substantially the same as the Units and, therefore, their treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Series H Convertible Preferred Stock and one Warrant to acquire one-half of one share of our Series H Convertible Preferred Stock. We intend to treat the acquisition of a Unit in this manner and, by purchasing a Unit, you agree to adopt such treatment for tax purposes. Each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the share of our Series H Convertible Preferred Stock and one Warrant to acquire one-half of one share of our Series H Convertible Preferred Stock based on their respective relative fair market values. A holder’s initial tax basis in the one share of our Series H Convertible Preferred Stock and one Warrant to acquire one-half of one share of our Series H Convertible Preferred Stock included in each Unit should equal the portion of the purchase price of the Unit allocated thereto. The separation of the Series H Convertible Preferred Stock and Warrant constituting a Unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Units and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there is no authority that directly addresses instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Each prospective investor is urged to consult its tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a Unit (including alternative characterizations of a Unit and its components). The following discussion is based on the assumption that the characterization of the Series H Convertible Preferred Stock and Warrant and the allocation described above are respected for U.S. federal income tax purposes.

U.S. Holders

Consequences to U.S. Holders of Series H Convertible Preferred Stock or Common Stock

Distributions in General. Distributions with respect to our Series H Convertible Preferred Stock and our common stock (other than certain stock distributions with respect to our Series H Convertible Preferred Stock and common stock) will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined under the Code. To the extent that the amount of distributions with respect to our Series H Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of (and in reduction of) the U.S. holder’s adjusted tax basis in such Series H Convertible Preferred Stock or common stock, as the case may be, on a share-by-share basis, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Series H Convertible Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. For a discussion of a U.S. holder’s tax basis and holding period in respect of our common stock received with respect to our Series H Convertible Preferred Stock, see below under “Common Stock Distributions on the Series H Convertible Preferred Stock” and “Conversion of Series H Convertible Preferred Stock into Common Stock.”

Subject to certain exceptions for short-term and hedged positions and dividends that a holder elects to treat as “investment income,” distributions constituting dividend income received by non-corporate U.S. holders in respect of our Series H Convertible Preferred Stock or common stock will be subject to a reduced U.S. federal income tax rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. If a dividend received by a non-corporate U.S. holder that qualifies for the rate reduction for “qualified dividend income” is an “extraordinary dividend” within the meaning of Section 1059 of the Code, such non-corporate U.S. holder would be required to treat any losses on the sale of Series H Convertible Preferred Stock as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Subject to holding period and other requirements, distributions on our Series H Convertible Preferred Stock and common stock constituting dividend income paid to U.S. holders that are U.S. corporations are subject to tax at ordinary corporate rates, but will qualify for the dividends received deduction. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. A U.S. holder should consult its own tax adviser regarding the availability of the reduced U.S. federal income tax rate applicable to “qualified dividend income” or the dividends received deduction, as applicable, in the light of its particular circumstances.

Investors that are U.S. corporations that receive an “extraordinary dividend” within the meaning of Section 1059 of the Code in respect of our Series H Convertible Preferred Stock or common stock generally would be required to reduce their basis in our Series H Convertible Preferred Stock or common stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate investor’s stock basis, such investor must treat such excess as gain from the sale or exchange of our Series H Convertible Preferred Stock or common stock for the taxable year in which such dividend is received.

Series H Convertible Preferred Stock Distributions and Common Stock Distributions on the Series H Convertible Preferred Stock. If the Company pays a distribution on the Series H Convertible Preferred Stock in the form of common stock or Series H Convertible Preferred Stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “Distributions in General.” The amount of such distribution will equal the fair market value on the distribution date of the common stock or Series H Convertible Preferred Stock, as the case may be, distributed to a U.S. holder on that date. A U.S. holder’s tax basis in such distributed common stock or Series H Convertible Preferred Stock will equal the fair market value of such common stock or Series H Convertible Preferred Stock, as the case may be, on the distribution date, and such U.S. holder’s holding period for such common stock or Series H Convertible Preferred Stock will begin on the day following the distribution date.

Sale or Other Disposition. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our Series H Convertible Preferred Stock (other than pursuant to a conversion into common stock) or common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “Distributions in General”) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Series H Convertible Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our Series H Convertible Preferred Stock into common stock. Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis in the stock that is allocable to the fractional share.

The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series H Convertible Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described above), and the holding period of such common stock received on conversion will generally include the period during which the Series H Convertible Preferred Stock was held by the U.S. holder prior to conversion. A U.S. holder’s tax basis in a fractional share will be determined by allocating such holder’s tax basis in the Series H Convertible Preferred Stock between the common stock such U.S. holder receives upon conversion and the fractional share in accordance with their respective fair market values.

If a U.S. holder exercises its right to convert the Series H Convertible Preferred Stock into shares of common stock after a regular record date but before the Dividend Record Date, then upon conversion, the U.S. holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current monthly dividend period. In this case, the U.S. holder will be entitled to receive the dividend payment on the corresponding Dividend Record Date. A U.S. holder should consult its own tax adviser with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

Adjustment of Conversion Price. The conversion price of the Series H Convertible Preferred Stock is subject to adjustment under certain circumstances pursuant to the Anti-Dilution Provisions. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our Series H Convertible Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “Distributions in General,” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion price increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a decrease in the conversion price to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of Series H Convertible Preferred Stock to the extent of an allocable portion of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. holders of the Series H Convertible Preferred Stock (other than an adjustment in respect of a taxable dividend on the common stock), however, generally will not be considered to result in a constructive dividend distribution.

Redemption of Series H Convertible Preferred Stock. If we redeem our Series H Convertible Preferred Stock solely in exchange for common stock, the tax consequences to a U.S. holder would be as described above under “—Conversion of Series H Convertible Preferred Stock into Common Stock” (except that any common stock received in respect of dividends in arrears generally will be taxable as described above under “Distributions in General”).

If we redeem our Series H Convertible Preferred Stock solely in exchange for cash, the redemption would be treated as a sale or exchange if the redemption (i) results in a meaningful reduction in the U.S. holder’s interest in us or (ii) results in a complete termination of the U.S. holder’s entire equity interest in us (in either case, within the meaning of Section 302(b) of the Code). If the redemption qualifies as a sale under one of these rules, the tax consequences to a U.S. holder would be as described above under “Sale or other disposition.” If the redemption does not qualify as a sale for tax purposes under the rules described above, the amount of cash received by a U.S. holder would be treated as described above under “Distributions in General.”

If we redeem our Series H Convertible Preferred Stock in exchange for a combination of cash and common stock, a U.S. holder could not recognize a loss but would recognize gain equal to the lesser of (i) the excess of the sum of the fair market value of the common stock and the amount of cash received (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “Distributions in General”) over the U.S. holder’s adjusted tax basis in the Series H Convertible Preferred Stock redeemed, and (ii) the amount of cash received by the U.S. holder (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “Distributions in General”). The character of such gain is uncertain. If the redemption results in a meaningful reduction in the U.S. holder’s interest in us (within the meaning of Section 302(b) of the Code), then the gain would be capital gain that is taxed as described above under “—Sale or other disposition.” If the redemption does not qualify as a sale for tax purposes under one of these rules, the gain recognized by you would be treated as described above under “Distributions in General.” The initial adjusted tax basis of common stock received by a U.S. holder upon redemption will be equal to the U.S. holder’s aggregate adjusted tax basis in the Series H Convertible Preferred Stock redeemed, reduced by the amount of any cash received (other than cash attributable to accrued but unpaid dividends), and increased by the amount of gain, if any, recognized. The holding period for the shares of common stock received by the U.S. holder upon redemption of the Series H Convertible Preferred Stock generally will include the U.S. holder’s holding period in the Series H Convertible Preferred Stock redeemed, except that the holding period of any common stock received with respect to dividends in arrears will commence on the day after the date of receipt.

Exercise or Expiration of Warrants

A U.S. holder will not recognize income, gain or loss on the exercise of a Warrant. A U.S. holder’s tax basis in the one-half of one share of Series H Convertible Preferred Stock received upon the exercise of a Warrant will equal the sum of (i) the initial tax basis of the Warrant exercised (as determined pursuant to the rules discussed above under “General Treatment of Units”) and (ii) the exercise price of the Warrant. The U.S. holder’s holding period for the one-half of one share of Series H Convertible Preferred Stock received upon exercise of a Warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the Warrant.

If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to significant limitations.

Constructive Distributions on Our Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Series H Convertible Preferred Stock that will be issued on the exercise of our Warrants, or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our common stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the Warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under “Distributions in General.”

Sale, Exchange or Other Taxable Disposition of Warrants

Upon the sale, exchange, or other taxable disposition of Warrants, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder’s tax basis in the Warrants sold or exchanged.

Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our Series H Convertible Preferred Stock, common stock or Warrants, and to the proceeds of the sale, exchange or other disposition of our Series H Convertible Preferred Stock, common stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Non-U.S. Holders

Consequences to Non-U.S. holders of Series H Convertible Preferred Stock or Common Stock

Distributions. Generally, distributions (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion that is treated as a dividend) treated as dividend income and paid to a non-U.S. holder with respect to our Series H Convertible Preferred Stock or our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. Any dividends paid on our Series H Convertible Preferred Stock in shares of our common stock or Series H Convertible Preferred Stock, as the case may be, and taxed as dividend income as described above under “U.S. Holders—Consequences to U.S. Holders of Series H Convertible Preferred Stock or Common stock—Series H Convertible Preferred Stock Distributions and Common Stock Distributions on the Series H Convertible Preferred Stock” will be subject to withholding tax in the same manner as described in the previous sentence. Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Dividends that are effectively connected with a trade or business carried on by a non-U.S. holder within the United States, and, to the extent an applicable tax treaty provides, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will generally be subject to U.S. federal income tax on a net basis at the individual or corporate rates generally applicable to U.S. holders, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments, which will include effectively connected dividends.

A non-U.S. holder of our Series H Convertible Preferred Stock or common stock may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of United States withholding tax and an appropriate claim for refund is timely filed with the IRS.

Sale or Other Disposition. Subject to the discussion under “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition (other than a redemption) of our Series H Convertible Preferred Stock or our common stock unless:

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the five-year period ending on the date of such disposition or, if shorter, the non-U.S. holder’s holding period for its shares of common stock or Series H Convertible Preferred Stock, as applicable, and one of the circumstances below applies to you.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale in the same manner as a U.S. person, unless an applicable tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

With respect to the third bullet point above, we are not, and do not expect to be for the foreseeable future, a USRPHC (and the remainder of this discussion assumes we are not and will not be a USRPHC).

Conversion of Series H Convertible Preferred Stock into Common Stock. You generally will not recognize any gain or loss by reason of receiving common stock upon conversion of the Series H Convertible Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, which may be subject to U.S. federal income tax, as discussed above in “Sale or other disposition.”

Adjustment of Conversion Price. As described above under “Consequences to U.S. Holders of Series H Convertible Preferred Stock or Common Stock—Adjustment of Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) that result in an increase in the proportionate interest of a non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Distributions.” It is possible that any withholding tax on such a deemed distribution might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to you.

Redemption of Series H Convertible Preferred Stock. If we redeem our Series H Convertible Preferred Stock solely in exchange for common stock, the tax consequences to a non-U.S. holder would be as described above under “U.S. Holders—Conversion of Series H Convertible Preferred Stock into Common Stock” (except that any common stock received in respect of dividends in arrears generally will be taxable as described above under “Distributions”).

If we redeem our Series H Convertible Preferred Stock solely in exchange for cash, the redemption would be treated as a sale or exchange if the redemption results in a meaningful reduction in the non-U.S. holder’s interest in us, or results in a complete termination of the non-U.S. holder’s entire equity interest in us (in each case, within the meaning of Section 302(b) of the Code). If the redemption qualifies as a sale under one of these rules, the tax consequences to a non-U.S. holder would be as described above under “Sale or other disposition.” If the redemption does not qualify as a sale for tax purposes under the rules described above, the amount of cash received by a non-U.S. holder would be treated as described above under “Distributions.”

If we redeem our Series H Convertible Preferred Stock in exchange for a combination of cash and common stock, a non-U.S. holder would recognize gain (but not loss) equal to the lesser of (i) the excess of the sum of the fair market value of the common stock and the amount of cash received (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “Distributions”) over the non-U.S. holder’s adjusted tax basis in the Series H Convertible Preferred Stock redeemed, and (ii) the amount of cash received by the non-U.S. holder (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “Distributions”).

The tax treatment of any such gain to non-U.S. holders is uncertain. If the redemption results in a meaningful reduction in the non-U.S. holder’s interest in us (in either case, within the meaning of Section 302(b) of the Code), then the gain generally would be taxed only as described above under “Sale or other disposition.” If the redemption does not qualify as a sale for tax purposes under one of these rules, the gain generally would be treated as described above under “Distributions.” Because the characterization of a redemption of the Series H Convertible Preferred Stock in exchange for common stock is uncertain and is determined on a holder-by-holder basis, it is possible that a withholding agent would withhold on the cash proceeds received.

Exercise or Expiration of Common Warrants

In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price.

The expiration of a Warrant will be treated as if the non-U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the non-U.S. holder’s basis in the Warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the non-U.S. holder’s U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a “permanent establishment” or “fixed base” in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Constructive Distributions on Our Warrants

As described above under “U.S. Holders—Constructive Distributions on our Warrants,” an adjustment to the Warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “Distributions” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

Sale, Exchange or Other Taxable Disposition of Our Warrants

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our Warrants unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a “permanent establishment” or a “fixed base” maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the graduated U.S. federal income tax rates applicable to U.S. holders and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Non-U.S. Holders—Distributions” also may apply to such gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•

we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless shares of our capital stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of such outstanding capital stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held such capital stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our capital stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or Form W-8BEN-E (or other applicable form) or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our Warrants, Series H Convertible Preferred Stock or common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN or Form W-8BEN-E (or other suitable substitute or successor form), or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our Warrants, Series H Convertible Preferred Stock or common stock if such sale is effected through a foreign office of a broker, provided that the broker does not have certain U.S. connections.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability (if any), which may entitle the holder to a refund if in excess of such liability, provided that the holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA. Sections 1471 to 1474 of the Code (such sections, and the Treasury Regulations and administrative guidance issued thereunder, commonly referred to as “FATCA”) impose a 30% U.S. withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity.” “Withholdable payments” include payments of dividends. In general, if a holder is a “foreign financial institution” (which includes investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply to withholdable payments made to such holder, unless such holder enter into an agreement with the U.S. Department of Treasury to collect and provide substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners. If such holder is a

“non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to such holder unless the holder provide the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct and indirect substantial United States owners. Intergovernmental agreements between the United States and a holder’s resident country may modify some of the foregoing requirements. While withholding described in this paragraph would have applied also to payments of gross proceeds from the sale or other disposition of our securities on or after January 1, 2019, proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury regulations are issued.

Non-U.S. holders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA on their ownership and disposition of Warrants, Series H Convertible Preferred Stock and common stock.

Excise Tax

We may be subject to the Excise Tax (as defined below) included in the Inflation Reduction Act (“IRA”) enacted in August 2022 in connection with redemptions of our common stock or Series H Convertible Preferred Stock after December 31, 2022. In particular, an excise tax is imposed on “covered corporations” (generally, publicly-traded domestic corporations) equal to 1% of the fair market value of certain stock repurchased after December 31, 2022 (the “Excise Tax”). It is likely that the Excise Tax will generally apply to any redemptions of shares our Series H Convertible Preferred Stock or common stock after December 31, 2022. The Excise Tax base is reduced by the fair market value of any issuances of the covered corporation’s stock during its taxable year. The fair market value of any of shares our Series H Convertible Preferred Stock or common stock that are redeemed may exceed the fair market value of any of our stock issued during the same taxable year. Consequently, the Excise Tax may reduce the amount of cash we have available to shareholders.

The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Units, Series H Convertible Preferred Stock, common stock or Warrants, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We will enter into an underwriting agreement with Lake Street Capital Markets, LLC (“Lake Street”), as the representative of the underwriters named below, pursuant to which, subject to certain terms and conditions therein, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of securities set forth opposite the name of such underwriter:

Underwriters	Number of Units
Lake Street Capital Markets, LLC
Maxim Group LLC
Total	215,000

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all the securities offered by this prospectus if any such securities are taken.

Discounts, Commissions and Expenses

The underwriters propose to offer the securities purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per Unit. After this offering, the public offering price and concession may be changed by the underwriters. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of securities to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting discounts. The underwriters’ discount will be 6.5% of the gross proceeds of this offering, or $1.1375 per Unit, based on the assumed public offering price per Unit set forth on the cover page of this prospectus.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $430,000 and are payable by us. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $150,000, which reimbursement is included in the total estimated expenses of this offering of $430,000. As of the date of this prospectus, we have paid the underwriters an advance of $25,000 which shall be applied against its actual out-of-pocket accountable expenses, with such advance payments to be returned to us to the extent any portion of the advance is not actually incurred, in accordance with FINRA Rule 5110(g)(4)(A).

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering:

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions to be paid by us	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, subject to certain exceptions, (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock; or (iii) file any registration statement with the SEC relating to this offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, other than with respect to the registration of shares of our common stock to be issued under an equity incentive plan, without the prior written consent of Lake Street for a period of 90 days following the date of this prospectus (the “Lock-Up Period”). This consent may be given at any time. These restrictions on future issuances are subject to exceptions for (i) the filing by the Company of a registration statement on Form S-4 or a registration statement on Form S-8 or a successor form thereto with respect to securities pursuant to any stock option, stock bonus or other stock plan or arrangement or the proposal or authorization of any increase in the Company’s authorized capital stock, (ii) the issuance of securities sold in this offering, and the issuance of securities upon the conversion or exercise of securities sold in this offering, (iii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants or the vesting of outstanding restricted stock units, (iv) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or other arrangements described in this prospectus or the documents incorporated by reference herein and (v) the issuance of securities issued pursuant to certain acquisitions or strategic transactions not primarily for the purpose of raising capital.

In addition, our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, these individuals have agreed, subject to certain specified exceptions, not to sell or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for our shares of common stock during the Lock-Up Period, without first obtaining the written consent of Lake Street. Specifically, these individuals have agreed, in part, not to:

(1)

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired (the “Undersigned’s Securities”);

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities;
whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise;

(3)	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or

(4)	publicly announce or disclose the intention to do any of the foregoing.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities to any accounts over which they have discretionary authority.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

In connection with the January 2023 Offering, we issued, (i) 17,167,855 shares of our common stock and (ii) pre-funded warrants to purchase 11,403,571 shares of our common stock with an exercise price of $0.001 per share. We received aggregate gross proceeds from the January 2023 Offering of approximately $9.9 million, before deducting fees to the underwriters and other transaction expenses payable by us. Lake Street Capital Markets, LLC acted as the representative of the underwriters in the January 2023 Offering. In connection with the January 2023 Offering, we entered into an underwriting agreement, dated January 9, 2023, with Lake Street, as the representative of the underwriters named therein, and on the closing of such offering on January 12, 2023 Lake Street received compensation of 6.5% of the $9.9 million of gross proceeds of the offering, as well as payment of certain expenses.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

Notice to prospective investors in the United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in the United Kingdom, except that offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the Prospectus Regulation:

i. to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

ii. to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

iii. in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons” or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or the Exempt Investors.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities, you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in the British Virgin Islands

The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands. This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the securities for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Notice to prospective investors in Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase the securities under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer of the securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Blank Rome LLP, New York, New York will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Sullivan & Worcester, LLP, New York, New York, is acting as counsel to the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2022, as filed with the SEC on March 28, 2023;

2.	Our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2023, as filed with the SEC on May 11, 2023;

3.	Our Current Reports on Form 8-K, as filed with the SEC on January 5, 2023, January 12, 2023 and May 3, 2023;

4.	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 29, 2023; and

5.

The description of the common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 1991, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610, Attention: Investor Relations, telephone: (949) 361-1200. You may also access these documents on our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

215,000 Units

Each Unit Consisting of One Share of Series H Convertible Redeemable Preferred Stock

with a Liquidation Preference of $50.00 and

One Warrant to Purchase One-Half of One Share of Series H Convertible Redeemable Preferred Stock

Shares of Common Stock Underlying the Series H Convertible Preferred Stock

Shares of Series H Convertible Redeemable Preferred Stock Underlying the Warrants

BIOLASE, Inc.

Prospectus

Joint Bookrunners

LAKE STREET	MAXIM GROUP LLC

             , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$2,100
FINRA filing fee	3,358
Legal fees and expenses	300,000
Accounting fees and expenses	60,000
Printing and engraving expenses	30,000
Warrant agent fees	15,000
Transfer agent and registrar fees	15,000
Miscellaneous fees and expenses	4,542

Total	$430,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Eighth Amended and Restated Bylaws (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

The underwriting agreement provides for indemnification by the underwriters of the Company and its officers and directors, and by the Company of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with the offering.

Item 15.	Recent Sales of Unregistered Securities.

In June 2022, the Company issued warrants to purchase 1,405,405 shares of the Company’s common stock, with an exercise price of $4.625 per share. The warrants were issued in a private placement in connection with a registered direct offering of 678,745 shares of the Company’s common stock and pre-funded warrants to purchase 726,660 shares of the Company’s common stock with an exercise price of $0.001 per share. The combined purchase price for one share of the Company’s common stock and one warrant was $4.625 and the combined purchase price for one pre-funded warrant and one warrant was $4.624. The Company received aggregate gross proceeds in the offerings of approximately $6.5 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In June 2020, the Company issued warrants to purchase 432,000 shares of the Company’s common stock, with an exercise price of $12.88 per share. The warrants were issued in a private placement in connection with a registered direct offering of 432,000 shares of the Company’s common stock. The combined purchase price for one share of the Company’s common stock and one warrant was $16.00. The Company received aggregate gross proceeds in the offerings of approximately $6.9 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act.

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date
1.1	Form of Underwriting Agreement	X

2.1	Membership Interest Purchase Agreement, dated as of September 22, 2022, by and among BIOLASE, Inc., Med-Fiber LLC and Alexei Tchapyjnikov		10-Q	9/30/2022	2.1	11/20/2022

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

3.1.1	Restated Certificate of Incorporation, including, (i) Certificate of Designations, Preferences and Rights of 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (ii) Certificate of Designations, Preferences and Rights of Series A 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (iii) Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of the Registrant; and (iv) Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of the Registrant		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

3.1.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

3.1.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

3.1.4	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

3.1.5	Fourth Amendment to Restated Certificate of Incorporation		8-K	05/10/2018	3.1	05/11/2018

3.1.6	Fifth Amendment to Restated Certificate of Incorporation		8-K	05/28/2020	3.1	06/01/2020

3.1.7	Sixth Amendment to Restated Certificate of Incorporation		8-K	04/28/2022	3.1	04/28/2022

3.1.8	Certificate of Designation of Series G Preferred Stock		8-A	03/03/2022	3.1	03/03/2022

3.1.9	Certificate of Elimination of Series D, Series E and Series F Preferred Stock of the Registrant		8-K	03/01/2022	3.3	03/03/2022

3.1.10	Certificate of Elimination of Series G Preferred Stock		8-K	06/08/2022	3.1	06/08/2022

3.2	Eighth Amended and Restated Bylaws of the Registrant, adopted on March 1, 2022		8-K	03/01/2022	3.1	03/03/2022

3.3	Form of Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Redeemable Preferred Stock	X

4.1	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act		10-K	12/31/2021	4.1	03/28/2023

4.2	Form of Warrant issued on July 15, 2020		8-K	7/15/2022	4.2	07/22/2022

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

4.3	Form of Warrant to Purchase Common Stock issued on June 30, 2022		8-K	06/27/2022	4.2	06/28/2022

4.4	Form of Warrant to Purchase Common Stock issued on January 11, 2023		S-1/A	01/03/2023	4.2	01/03/2023

4.5	Form of Common Stock Certificate		S-3	06/03/2002	4.1	06/03/2002

4.6	Form of Warrant Agency Agreement	X

4.7	Form of Warrant to Purchase Series H Convertible Redeemable Preferred Stock	X

5.1	Opinion of Blank Rome LLP	X

10.1	2002 Stock Incentive Plan, as amended		DEF14A	05/06/2016	A	04/07/2016

10.2	Form of Stock Option Agreement under the 2002 Stock Incentive Plan (attached as Exhibit A to the Notice of Grant of Stock Option under the 2002 Stock Incentive Plan – Discretionary Option Grant Program)		10-K	12/31/2004	10.26	07/19/2005

10.3	Form of Option Award Notice for California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.2	11/06/2015

10.4	Form of Option Award Notice for Non-California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.3	11/06/2015

10.5	Form of Option Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.4	11/06/2015

10.6	Form of Restricted Stock Unit Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.5	11/06/2015

10.7	2018 Long-Term Incentive Plan		DEF14A	05/09/2018	A	04/05/2018

10.8	First Amendment to 2018 Long-Term Incentive Plan		DEF14A	09/21/2018	B	08/24/2018

10.9	Second Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/15/2019	A	04/10/2019

10.10	Third Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/13/2020	A	04/23/2020

10.11	Fourth Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/26/2021	A	04/19/2021

10.12	Form of Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement for Employees		10-Q	09/30/2021	10.1	11/10/2021

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date
10.13	Form of Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement for Non-Employee Directors		10-Q	09/30/2021	10.2	11/10/2021

10.14	Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement, dated July 21, 2021, by and between the Registrant and John R. Beaver		10-Q	09/30/2021	10.3	11/10/2021

10.15	Form of Stock Appreciation Rights Award Notice and Stock Appreciation Rights Agreement for Non-Employee Directors		10-Q	09/30/2021	10.4	11/10/2021

10.16	Lease dated February 4, 2020 by and between the Registrant and Foothill Corporate I MT, LLC		10-K	12/31/2019	10.12	03/30/2020

10.17	Lease dated January 22, 2020 by and between the Registrant and Green River Properties, LLC		10-K	12/31/2019	10.13	03/30/2020

10.18	Form of Indemnification Agreement between the Registrant and its officers and directors		10-Q	09/30/2005	10.1	11/09/2005

10.19	Form of Stock Option Agreement for inducement grants made to John R. Beaver on September 30, 2017		8-K	09/30/2017	10.1	10/03/2017

10.20	Letter Agreement Amending Employment with John Beaver, dated April 12, 2020		10-Q	03/31/2020	10.10	05/08/2020

10.21	Credit Agreement dated as of November 9, 2018, by and between the Registrant and SWK Funding LLC		10-Q	09/30/2018	10.6	11/14/2018

10.22	Letter Agreement, dated as of August 20, 2019, by and between the Registrant and SWK Funding LLC		S-1	09/04/2019	10.28	09/05/2019

10.23	Tenth Amendment to Credit Agreement, dated as of December 30, 2022 by and between the Registrant and SWK LLC		10-K	12/31/2021	10.22	03/28/2023

21.1	Subsidiaries of the Registrant		10-K	12/31/2021	21.1	03/17/2022

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP	X

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)	X

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

24.1	Power of Attorney (contained on the signature page of the initial registration statement)		S-1	05/04/2023	24.1	05/04/2023

107	Filing Fee Table	X

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on May 22, 2023.

BIOLASE, INC.
By:	/s/ JOHN R. BEAVER
John R. Beaver
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. BEAVER John R. Beaver	Director, President and Chief Executive Officer (Principal Executive Officer)	May 22, 2023

/S/ JENNIFER BRIGHT Jennifer Bright	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 22, 2023

*	Director	May 22, 2023
Dr. Jonathan T. Lord

*	Director	May 22, 2023
Dr. Kathleen T. O’Loughlin

*	Director	May 22, 2023
Jess Roper

*	Director	May 22, 2023
Dr. Martha Somerman

*	Director	May 22, 2023
Dr. Carol Gomez Summerhays

*	Director	May 22, 2023
Dr. Kenneth P. Yale

*By: /s/ John R. Beaver
John R. Beaver
Attorney-in-fact